EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2011 SALES AND EARNINGS

    Eau Claire, Wisconsin (April 29, 2011) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2011 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

    In response to questions about sales and earnings, Maryjo Cohen, President, stated, “As anticipated Defense segment net sales and operating earnings increased (4.7%  and 5.5%, respectively), while Housewares/Small Appliance segment sales and operating earnings declined (6.6% and 35.5%, respectively) from the levels enjoyed during first quarter 2010.  Absorbent Product segment sales increased by 8.4%, while its operating earnings decreased by 76.2%.  The Defense segment sales increase was largely attributable to shipment of some of its deferred backlog, while its enhanced earnings resulted from the recognition of efficiencies during the first quarter of 2011.  As explained in the 2010 Annual Report, the decline in the Housewares/Small Appliance segment sales volume was expected.  It primarily stemmed from differences in retail customers’ inventory balances after the 2009 and 2010 Christmas selling seasons.  The low after-Christmas inventories in 2009 triggered sizable orders that were filled in early 2010.  A similar order pattern did not occur in 2011, as retail inventories at year-end 2010 were normal to high.  Operating earnings decreases were likewise expected at both the Housewares/Small Appliance and Absorbent Product segments and were largely attributed to increases in material and freight costs.  A fire at the Absorbent Product facility also served to depress the segment’s earnings in the form of lost burden absorption. Decreased yields from the company’s portfolio, had a negative, comparative impact on earnings as well.”

    The Housewares/Small Appliance segment introduced two new product lines at the March 2011 International Housewares Show.  The first was a line of rice cookers in six, eight, and 16-cup sizes. All prepare perfect white and brown rice and are ultra easy and convenient to use.  The consumer simply places rice and water into a removable pot and activates the start button.  When the rice is done, each cooker automatically switches to the keep-warm mode that maintains rice at the ideal serving temperature for hours.  All feature non-stick coating for easy cleaning and come with a handy measuring cup and rice paddle.  The larger units also each include a basket that enables the user to steam vegetables and cook rice at the same time.   Finally, the 16-cup size is offered in two versions.  One is a handsome black cool touch unit with manual controls, while the other is trimmed with stainless steel and features digital push button controls with precision settings for the preparation of white and brown rice.  The second line the Segment introduced was one of space savings appliances, which include the 16-inch Foldaway™ skillet and two appliances with removable handles, a 16” electric skillet and 22” griddle.  Jumbo-sized skillets and griddles are wonderful for preparing generous portions, but can be a challenge to clean and store, as few fit in dishwashers and standard sinks or in cupboards.  The new space saving appliances include all of the benefits of their jumbo counterparts – heavy duty castings for even heat disbursement, non-stick surface inside and out, heat control probes for precision temperature control – plus the ability to clean and store the appliances with ease.  In the case of the FoldAway™ skillet, the casting lifts off the base, the base handles fold in, and the entire base nests into the skillet casting.  Each part fits comfortably into the dishwasher.  The handles of the removable handle skillet and griddle remove with ease – no tools are required – for both easy cleaning and storage.  All three products are as handsome as they are functional with stylish stainless steel trim.  In addition, both skillets feature glass covers and a convenient pouring spout that doubles as a handy spoon rest for stirring and serving.  The Segment also rounded out its corn popper line with a Theater Popper, a delightful appliance that enables the consumer to enjoy the experience of making movie-type popcorn in the family room.

    National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	April 3, 2011	April 4, 2010

Net Sales	$108,886,000	$106,400,000
Net Earnings	$11,363,000	$13,199,000
Net Earnings Per Share	$1.65	$1.92
Weighted Shares Outstanding	6,869,000	6,858,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.